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                                                                  EXHIBIT 4.1


                          SECURITIES PURCHASE AGREEMENT


         THIS SECURITIES PURCHASE AGREEMENT (this "Agreement"), is made as of July 31, 1998, by and between The Producers Entertainment Group Ltd., a corporation organized under the laws of the State of Delaware, U.S.A., with headquarters located at 5757 Wilshire Blvd., PH1, Los Angeles, California 90036 (the "Company") and the buyer set forth on the execution page hereof (the "Buyer").

                                    RECITALS

         A. The Company and the Buyer are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Regulation D ("Regulation D") as promulgated by the United States Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "1933 Act");

         B. The Buyer desires to purchase from the Company, and the Company desires to sell to the Buyer, for the amounts and upon the terms and conditions stated in this Agreement, in a closing or closings (each a "Closing") as herein described, certain shares of the Company's preferred stock as listed in Recitals B(i) and B(ii) immediately below, along with certain warrants of the Company as listed in Recital B(iii) below.

                  (i) At each the first Closing (the "First Closing") and the second Closing (the "Second Closing"), shares of the Company's Series D Convertible Preferred Stock (the "Series D Shares"), which may be converted into common stock of the Company, $.001 par value per share ("Common Stock"), upon the terms hereof and upon the terms of the Articles of Amendment to Certificate of Incorporation - Certificate of Designations, Preferences, Limitations and Relative Rights of Series D Convertible Preferred Stock of The Producers Entertainment Group Ltd., attached hereto as Exhibit A (the "Series D Articles"). The price per Series D Share is US$10.00. The aggregate number of Series D Shares to be issued and sold by the Company is fifty thousand Series D Shares, for an aggregate purchase price of five hundred thousand United States dollars.

                  (ii) At each additional Closing (if any) (each, an "Additional Closing") as further described in Section 4(1) below, shares of the Company's Series E Convertible Preferred Stock (the "Series E Shares"), which may be converted into Common Stock upon the terms hereof and upon the terms of the Articles of Amendment to Certificate of Incorporation - Certificate of Designations, Preferences, Limitations and Relative Rights of Series E Convertible Preferred Stock of The Producers Entertainment Group Ltd., attached hereto as Exhibit B (the "Series E Articles"). The price per Series E Share is



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                           US$10.00. The minimum number of Series E Shares to be
                           issued and sold by the Company is one hundred fifty thousand Series E Shares, and the maximum number of Series E Shares to be issued and sold by the Company is five hundred thousand Series E Shares, all in accordance with the terms hereof.

                  (iii) At each Closing, as additional consideration for Buyer's purchase of the Preferred Shares (defined below), a number of shares of the Company's Series F Convertible Preferred Stock (herein referred to as the "Warrants"), which may be converted into Common Stock upon the terms hereof and upon the terms of the Articles of Amendment to Certificate of Incorporation
                           - Certificate of Designations, Preferences,
                           Limitations and Relative Rights of Series F
                           Convertible Preferred Stock of The Producers
                           Entertainment Group Ltd., attached hereto as Exhibit
                           E. Each Warrant shall be immediately convertible into one share of Common Stock at a conversion price equal to one hundred twenty-five percent (125%) of the closing bid price for the Common Stock on the date of such Closing. Each Warrant must be converted into Common Stock if at all within three (3) years after the date of issuance. The number of Warrants to be issued at each Closing shall be equal to the number of Preferred Shares purchased at such Closing.

         The Common Stock into which the Series D Shares and the Series E Shares may (in accordance with the terms of the Series D Articles and the Series E Articles, respectively) be convertible shall be collectively referred to herein as the "Conversion Shares." The Common Stock received upon conversion of the Warrants shall be referred to as the "Warrant Shares." Certain shares of Common Stock may (at the Company's option as described in the Series D Articles or the Series E Articles, as applicable) be issued to the Buyer in payment of dividends (the "Dividend Shares"). Together the Series D Shares and the Series E Shares may be referred to herein as the "Preferred Shares." The Preferred Shares, the Conversion Shares, the Warrant Shares and the Dividend Shares (if any) may be collectively referred to herein as the "Securities." Together the Series D Articles and the Series E Articles may be referred to herein as the "Articles of Amendment."

         C. Contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement (the "Registration Rights Agreement") substantially in the form of Exhibit C attached hereto pursuant to which the Company has agreed to provide certain registration rights under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws.

                                   AGREEMENTS

         NOW, THEREFORE, in consideration of their respective promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the Company and the Buyer hereby agree as follows:



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         1. PURCHASE AND SALE OF SECURITIES.

         a. Purchase. The Buyer hereby agrees to purchase from the Company, and the Company agrees to sell to the Buyer, 25,000 Series D Shares at the First Closing, 25,000 Series D Shares at the Second Closing, and at each Additional Closing, the number of Series E Shares described in Section 4(1) below. The purchase price for the Preferred Shares purchased at each Closing shall be as specified in Recitals B(i) and B(ii) above (with respect to each Closing, the "Purchase Price").

         b. The Closings. The date of the First Closing shall be July 31, 1998, the date of the Second Closing shall be on or before August 11, 1998, and the date of each Additional Closing (if any) shall be as specified in Section 4(l) below, or, in each case on such earlier or later date as is mutually agreed to in writing by the Company and the Buyer. The Purchase Price for the Securities being purchased at each Closing shall be delivered to the Escrow Agent (as defined in the Escrow Agreement substantially in the form of Exhibit D attached hereto (the "Escrow Agreement")) on behalf of the Company on or before the date specified herein for such Closing. At each Closing, the Company shall deliver certificates representing the Preferred Shares and the Warrants being sold at such Closing, duly issued and executed by the authorized officers on behalf of the Company, to the Escrow Agent (as defined in the Escrow Agreement) on behalf of the Buyer.

         c. Form of Payment. The Buyer shall pay the Purchase Price for the Preferred Shares and Warrants purchased at each Closing by wire transfer of immediately available funds in United States Dollars, to be deposited into the Escrow Account as defined in the Escrow Agreement, against delivery to the Escrow Agent of duly executed Preferred Shares and Warrants being purchased by the Buyer hereunder at such Closing. The Escrow Agent shall be responsible for delivery of the Purchase Price to the Company and the Preferred Shares and the Warrants to the Buyer in accordance with the terms of the Escrow Agreement and with the instructions of the said parties.

         2. BUYER'S REPRESENTATIONS AND WARRANTIES.

         The Buyer understands, agrees with, and represents and warrants to the Company with respect to its purchase hereunder, that:

         a. Investment Purposes; Compliance With 1933 Act. The Buyer is purchasing the Securities for its own account for investment only and not with a view towards, or in connection with, the public sale or distribution thereof, except pursuant to sales registered under or exempt from the 1933 Act. The Buyer is not purchasing the Securities for the purpose of covering short sale positions in the Common Stock established on or prior to the date of the relevant Closing. The Buyer agrees to offer, sell or otherwise transfer the Securities only (i) in accordance with the terms of this Agreement and the Articles of Amendment, as applicable, and (ii) pursuant to registration under the 1933 Act or to an exemption from registration under the 1933 Act and any other applicable securities laws. The Buyer does not by its representations contained in this Section 2(a) agree to hold the



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Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time pursuant to an effective registration statement or in accordance with an exemption from registration under the 1933 Act, in all cases in accordance with applicable state and federal securities laws. The Buyer understands that it shall be a condition to the issuance of the Conversion Shares, the Warrant Shares and the Dividend Shares (if any) that the Conversion Shares, the Warrant Shares and the Dividend Shares (if any) be and are subject to the representations set forth in this Section 2(a).

         b. Accredited Investor Status. The Buyer is an "accredited investor" as that term is defined in Rule 501 (a) of Regulation D. The Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment made pursuant to this Agreement. The Buyer is aware that it may be required to bear the economic risk of an investment made pursuant to this Agreement for an indefinite period of time, and is able to bear such risk for an indefinite period.

         c. Reliance on Exemptions. The Buyer understands the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of the applicable United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Buyer's compliance with, the representations, warranties, acknowledgments, understandings, agreements and covenants of the Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of the Buyer to acquire the Securities.

         d. Information. The Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities which have been requested by the Buyer, and specifically (but without limitation) the Company's 1997 Form 10-KSB as filed with the SEC for the fiscal year ended June 30, 1997 (the "1997 10-K") and the Company's Forms 10-QSB for the fiscal periods ended September 30, 1997, December 31, 1997, and March 31, 1998. The Buyer and its advisors, if any, have been afforded the opportunity to ask all such questions of the Company as they have in their discretion deemed advisable. The Buyer understands that its investment in the Securities involves a high degree of risk. The Buyer has sought such accounting, legal and tax advice as it has considered necessary to an informed investment decision with respect to the investment made pursuant to this Agreement.

         e. No Government Review. The Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities, nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

         f. Transfer or Resale. The Buyer understands that: (i) except as provided in the Registration Rights Agreement, the Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred



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unless either (a) subsequently registered thereunder or (b) the Buyer shall have delivered to the Company an opinion of legal counsel in form, scope and substance reasonably satisfactory to the Company, to the effect that the securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration; (ii) any sale of such securities made in reliance on Rule 144 (as hereafter defined) may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of such securities under circumstances in which the seller (or the person though whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder, and (iii) neither the Company nor any other person is under any obligation to register such securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder (in each case, other than pursuant to this Agreement or the Registration Rights Agreement).

         g. Legend. The Buyer understands that the Preferred Shares and the Warrants, and until such time as the Conversion Shares, the Warrant Shares and the Dividend Shares (if any) (collectively, the "Registrable Securities"), have been registered under the 1933 Act as contemplated by the Registration Rights Agreement or otherwise may be sold by the Buyer pursuant to Rule 144 (as amended, or any applicable rule which operates to replace said Rule) promulgated under the 1933 Act ("Rule 144"), the stock certificates representing the Registrable Securities will bear a restrictive legend (the "Legend") in substantially the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR APPLICABLE STATE SECURITIES LAWS (COLLECTIVELY, THE "LAWS"). THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF EITHER (I) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE LAWS, OR (II) AN OPINION OF COUNSEL PROVIDED TO THE ISSUER IN FORM, SUBSTANCE AND SCOPE REASONABLY ACCEPTABLE TO THE ISSUER TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE LAWS DUE TO AN AVAILABLE EXCEPTION TO OR EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE LAWS.

         The Legend shall be removed and the Company will issue certificates without the Legend to the holder of the applicable Registrable Securities upon which the Legend is stamped, in accordance with Section 5(b).

         h. Authorization; Enforcement. This Agreement, the Registration Rights Agreement and the Escrow Agreement have been duly and validly authorized, executed and delivered by the Buyer and are each and collectively valid and binding agreements of the Buyer enforceable in accordance with their terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium, and other similar laws affecting the enforcement of creditors' rights generally. Buyer (and Buyer's counsel) has examined this Agreement and is satisfied in its



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sole discretion that this Agreement and the accompanying Exhibits, Schedules and the Addenda, if any, are in accordance with Regulation D and are effective to accomplish the purposes set forth herein and therein.

         3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         The Company understands, agrees with, and represents and warrants to the Buyer that:

         a. Organization and Qualification: Reporting Company Status. The Company and its subsidiaries (if any) are corporations duly organized and existing in good standing under the laws of the respective jurisdictions in which they are incorporated, except as would not have a Material Adverse Effect (as defined below), and have the requisite corporate power to own their properties and to carry on their business as now being conducted. Each of the Company and its subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary and where the failure so to qualify would have a Material Adverse Effect. "Material Adverse Effect" means any material adverse effect on the operations, properties or financial condition of the Company and its subsidiaries taken as a whole. The Company has registered its Common Stock pursuant to Section 12(g) of the 1934 Act, and the Common Stock is listed for trading on the NASDAQ Small Cap Market. The Company has received no notice, either written or oral, with respect to the continued eligibility of the Common Stock for such listing, the Company has maintained all applicable requirements for the continuation of such listing, and the Company does not reasonably anticipate that the Common Stock will be delisted from the NASDAQ Small Cap Market for the foreseeable future. Seller shall use its best efforts to continue to keep its stock listed on the NASDAQ Small Cap Market, or a comparable national securities market or exchange. The Company has complied with all applicable requirements (if any) of the National Association of Securities Dealers and the NASDAQ Small Cap Market with respect to the issuance of the Securities.

         b. Authorization; Enforcement. (i) The Company has the requisite corporate power and authority to enter into and perform this Agreement, the Registration Rights Agreement and the Escrow Agreement, to issue and sell the Preferred Shares, the Warrants and the Registrable Securities in accordance with the terms hereof, and to perform its obligations under the Series D Articles and the Series E Articles in accordance with the requirements of the same, (ii) the execution, delivery and performance of this Agreement, the Registration Rights Agreement and the Escrow Agreement by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by the Company's Board of Directors and no further consent or authorization of the Company, its Board of Directors, or its stockholders is required, (iii) this Agreement, the Registration Rights Agreement, the Escrow Agreement and, on the date of the applicable Closing, the Preferred Shares and Warrants sold at such Closing, have been duly and validly authorized, executed and delivered by the Company, (iv) the Series D Articles and the Series E Articles have been duly authorized by the Company's Board of Directors to be filed with the Secretary of State for the State of Delaware, and the Series D Articles and the Series E Articles will be filed with the Secretary of State for the State of Delaware prior to the date of the First Closing,



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and (v) this Agreement, the Registration Rights Agreement and the Escrow
Agreement constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting, generally, the enforcement of creditors' rights and remedies or by other equitable principles of general application. The Company (and its legal counsel) has examined this Agreement and is satisfied in its sole discretion that this Agreement and the accompanying Exhibits, Schedules and the Addenda, if any, are in accordance with Regulation D and are effective to accomplish the purposes set forth herein and therein.

         c. Capitalization. As of June 30, 1998, the authorized capital stock of the Company consists of 50,000,000 shares of Common Stock of which 6,776,693 shares were issued and outstanding; as of June 30, 1998, the authorized preferred stock of the Company consists of 10,000,000 shares, of which 6,000,000 shares of Series A, 1,375,662 shares of Series B, and 2,000,000 shares of Series C preferred stock were issued and outstanding. All of such outstanding shares have been validly issued and are fully paid and nonassessable. Except as disclosed in Schedule 3(c) attached hereto, no shares of Common Stock or Preferred Stock are subject to preemptive rights or any other similar rights or any liens or encumbrances. Except as disclosed in Schedule 3(c), as of the effective date of this Agreement, (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its subsidiaries, or arrangements by which the Company or any of its subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its subsidiaries,
(ii) there are no outstanding debt securities, and (iii) there are no agreements or arrangements under which the Company or any of its subsidiaries is obligated to register the sale of any of its or their securities under the 1933 Act (except as provided herein and in the Registration Rights Agreement) ("Outside Registration Rights"). The Company represents and warrants that none of the securities registrable pursuant to any Outside Registration Rights, including without limitation those listed on Schedule 3(c), shall be included on a registration statement filed in connection with the transactions contemplated in this Agreement. If requested by the Buyer, the Company has furnished to the Buyer, and the Buyer acknowledges receipt of same by its signature hereafter, true and correct copies of the Company's Certificate of Incorporation, as amended, as in effect on the date hereof ("Certificate of Incorporation"), and the Company's Bylaws, as in effect on the date hereof (the "Bylaws").

         d. Issuance of Securities. The Series D Shares, the Series E Shares and the Registrable Securities are all duly authorized and reserved for issuance, and in all cases upon issuance pursuant to the terms of the Articles of Amendment and this Agreement shall be validly issued, fully paid and non-assessable, free from all taxes, liens and charges with respect to the issue thereof, and will not be subject to preemptive rights or other similar rights of stockholders of the Company.

         e. Acknowledgment Regarding Buyer's Purchase of the Securities. The Company acknowledges and agrees that the Buyer is not acting as financial advisor to or fiduciary of the Company (or in any similar capacity with respect to this Agreement or the transactions contemplated



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hereby), that this Agreement and the transactions contemplated hereby, and the relationship between the Buyer and the Company, are and will be considered "arms-length" notwithstanding any other or prior agreements or nexus between the Buyer and the Company, whether or not disclosed, and that any statement made by the Buyer, or any of its representatives or agents, in connection with this Agreement and the transactions contemplated hereby is not advice or a recommendation, is merely incidental to the Buyer's purchase of the Securities and has not been relied upon in any way by the Company, its officers or directors. The Company further represents to the Buyer that the Company's decision to enter into this Agreement and the transactions contemplated hereby have been based solely upon an independent evaluation by the Company, its officers and directors.

         f. No Integrated Offering. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances which would prevent the parties hereto from consummating the transactions contemplated hereby pursuant to an exemption from registration under the 1933 Act and specifically in accordance with the provisions of Regulation D. The transactions contemplated hereby are exempt from the registration requirements of the 1933 Act, assuming the accuracy of the representations and warranties contained herein of the Buyer.

         g. No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) result in a violation of the Certificate of Incorporation or Bylaws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect). Neither the Company nor any of its subsidiaries is in violation of its Certificate of Incorporation or other organizational documents, and neither the Company nor any of its/subsidiaries is in default (and no event has occurred which, with notice or lapse of time or both, would put the Company or any of its subsidiaries in default) under, nor has there occurred any event giving others (with notice or lapse of time or both) any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, except for possible defaults or rights as would not, in the aggregate or individually, have a Material Adverse Effect. The business of the Company and its subsidiaries is not being conducted, and shall not be conducted so long as the Buyer owns any of the Securities, in violation of any law, ordinance or regulation of any governmental entity, except for possible violations which neither singly or in the aggregate would have a Material Adverse Effect. Except as specifically contemplated by this Agreement and as required under the 1933 Act and any applicable state securities laws, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this




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Agreement, the Registration Rights Agreement or the Escrow Agreement in
accordance with the terms hereof and thereof, or to perform its obligations with respect to the Preferred Shares exactly as described in the applicable Articles of Amendment.

         h. SEC Documents; Financial Statements. Except as disclosed on Schedule 3(h) hereof, since at least June 1, 1997, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits) incorporated by reference therein, being hereinafter referred to as the "SEC Documents"). The Company has delivered to the Buyer as requested by the Buyer true and complete copies of the SEC Documents, except for such exhibits, schedules and incorporated documents. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other information provided by or on behalf of the Company to the Buyer (including the information referred to in Section 2(d) of this Agreement) contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading. Except as set forth in the financial statements of the Company included in the SEC Documents, the Company has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the date of such financial statements and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in such financial statements, in each case of clause (i) and (ii) next above which, individually or in the aggregate, are not material to the financial condition, business, operations, properties, operating results or prospects of the Company. The SEC Documents contain a complete and accurate list of all written and oral contracts, agreements, leases or other instruments to which the Company or any subsidiary is a party or by which the Company or any subsidiary is subject which are required by the rules and regulations promulgated by the SEC to be so listed (each a "Contract"). None of the Company, its subsidiaries or, to the best of the Company's knowledge, any of the other parties



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thereto, is in breach or violation of any Contract, which breach or violation would, or with the lapse of time, the giving of notice, or both, have a Material Adverse Effect.

         i. Absence of Certain Changes. Except as disclosed in the Company's 1997 10-K, since June 30, 1997, there has been no material adverse change and no material adverse development in the business, properties, operation, financial condition, results of operations or prospects of the Company. The Company has not taken any steps, and does not currently have any reasonable expectation of taking any steps, to seek protection pursuant to any bankruptcy law nor does the Company have any knowledge that its creditors intend to initiate involuntary bankruptcy proceedings. The Company shall, at least until Buyer no longer holds any of the Securities, maintain its corporate existence in good standing and shall pay all taxes when due except for taxes it reasonably disputes.

         j. Absence of Litigation. Other than those actions identified in the Company's filings with the SEC provided to the Buyer pursuant to Section 2(d) hereof, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body pending or, to the knowledge of the Company, threatened against or affecting the Company, wherein an unfavorable decision, ruling or finding would have a Material Adverse Effect or which would adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, this Agreement or any of the documents contemplated herein.

         k. Foreign Corrupt Practices. Neither the Company nor any of its subsidiaries, nor any officer, director or other person acting on behalf of the Company or any subsidiary has, in the course of his actions for or on behalf of the Company, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

         l. Acknowledgment of Dilution. The number of Conversion Shares issuable upon conversion of the Preferred Shares may increase substantially in certain circumstances, including the circumstance wherein the trading price of the Common Stock declines. The Company's executive officers and directors have studied and fully understand the nature of the securities being sold hereunder and recognize they have a potential dilutive effect. The board of directors of the Company has concluded in its good faith business judgment that such issuance is in the best interests of the Company. The Company acknowledges that its obligation to issue Conversion Shares upon conversion of the Preferred Shares and Warrant Shares upon exercise of the Warrants is binding upon it and enforceable regardless of the dilution that such issuance may have on the ownership interests of other stockholders.

         m. Eligibility to File Registration Statement. The Company is currently eligible to file a registration statement with the SEC on Form SB-1 and/or SB-2 under the 1933 Act.

         4. COVENANTS.

         a. Best Efforts. Each party shall use its best efforts timely to satisfy each of the conditions to be satisfied by it as provided in Sections 6 and 7 of this Agreement.

         b. Securities Laws. The Company agrees to timely file a Form D (and any equivalent form required by applicable state law) with respect to the Securities if and as required under Regulation D and applicable state securities laws and to provide a copy thereof to the Buyer promptly after such filing. The Company shall, on or before the date of the First Closing and on or before the date of each Additional Closing, as applicable, take such action as is necessary to sell the Securities being sold to the Buyer on each such date under applicable securities laws of the United States, and shall if specifically so requested provide evidence of any such action so taken to the Buyer on the First Closing Date or each Additional Closing date, as applicable.

         c. Reporting Status. So long as the Buyer beneficially owns any of the Securities, the Company shall file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations hereunder would permit such termination.

         d. Use of Proceeds. The Company will use the proceeds from the sale of the Securities to fund the acquisition and/or option of literary properties; with respect to productions for which there is a buyer contractually obligated to fund such productions, to provide short term interim financing, during production, in order to supplement production cash flow needs during the period when the Company is required to make expenditures, and the schedule of the buyer's payments to the Company follow thereafter prior to completion of the production; and, for general working capital purposes.

         e. Financial Information. At the request of the Buyer, until such time as the Buyer no longer beneficially owns or is entitled to purchase at least 1,000 Preferred Shares, the Company agrees to send the following reports to the
Buyer: (i) after filing with the SEC, a copy of each of its Annual Reports on Form 10-KSB, its quarterly Reports on Form 10-QSB, and any reports filed on Form 8-K; and (ii) as soon as practicable after release thereof, copies of all press releases issued by the Company or any of its subsidiaries.

         f. Reservation of Shares. The Company shall at all times have authorized, and reserved for the purpose of issuance, that number of shares of Common Stock which the Company reasonably believes to be sufficient to provide for the issuance of all of the Conversion Shares and the Dividend Shares (if any). Prior to complete conversion of the Preferred Shares, the Company shall not reduce the number of shares reserved for issuance hereunder without the written consent of the Buyer except for a reduction proportionate to a reverse stock split effected for a business purpose other than affecting the requirements of this Section, which reverse stock split affects all shares of Common Stock equally.

         g. Listing. Upon the First Closing and upon each Additional Closing, the Company shall promptly secure the listing of the Registrable Securities then underlying the Preferred Shares and the Warrants purchased by the Buyer upon the NASDAQ Small Cap Market, and/or upon each national securities exchange or automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of shares of Registrable Securities from time to time issued under the terms of this Agreement and the Registration Rights Agreement. The Company shall at all times comply in all respects with the Company's reporting, filing and other obligations under the by-laws or rules of the National Association of Securities Dealers and NASDAQ Small Cap Market (and such other national exchange on which the Common Stock may be listed or eligible to trade, as applicable), if any.

         h. Prospectus Delivery Requirement. The Buyer understands that the 1933 Act requires delivery of a prospectus relating to the Common Stock in connection with any sale thereof pursuant to a registration statement under the 1933 Act covering any resale by the Buyer of the Common Stock being sold, and the Buyer shall comply with any applicable prospectus delivery requirements of the 1933 Act in connection with any such sale. The Company shall deliver a copy of the required prospectus to the Buyer immediately upon registration of the Registrable Securities.

         i. (Intentionally Omitted).

         j. Intentional Acts or Omissions. Neither party shall intentionally perform any act that if performed, or intentionally omit to perform any act that if omitted to be performed, would prevent or excuse the performance of this Agreement or any of the transactions contemplated hereby.

         k. No Shorting. As a material inducement for the Company to enter into this Agreement, the Buyer represents that it has not as of the date hereof, and covenants on behalf of itself and its affiliates that neither Buyer nor any affiliate of Buyer will at any time in which the Buyer or any affiliate of the Buyer beneficially owns any of the Securities or the Warrants, engage in any short sales of, or hedging or arbitrage transactions with respect to, the Common Stock, or sell "put" options or similar instruments with respect to the Common Stock.

         1. Purchase of Series E Shares. Until the date which is twenty-four
(24) months from the date hereof, the Buyer agrees to purchase, and the Company agrees to sell, in accordance with and subject to the terms of this Agreement and the Series E Articles, a minimum of 150,000 Series E Shares and, at the Company's option, up to a maximum of 500,000 Series E Shares, in each case in a series of tranches, each of which tranches shall be for the purchase and sale of a minimum of 10,000 Series E Shares and a maximum of 30,000 Series E Shares in any given tranche.

         No such tranche shall be closed before the date which is fifteen (15) days after the date on which either (x) a registration statement as contemplated by the Registration Rights Agreement and covering all of the Registrable Securities is declared effective by the SEC, or (y) a Registration

Statement covering the resale of all Registrable Securities underlying all shares of Preferred Stock and Warrants previously issued, including the Registrable Securities underlying the Series E Shares and the Warrants to be purchased and sold in such tranche, is declared effective by the SEC, and the Registrable Securities may thus be freely sold by Buyer without restriction, and Buyer has been so informed in writing (and any prospectus needed to sell such Registrable Securities has been delivered to Buyer). The Series E Shares to be issued in each such tranche shall be issued and sold upon the terms and conditions of this Agreement and the Series E Articles. The obligations of the Company to sell and the Buyer to purchase Series E Shares at each Additional Closing (each of which Additional Closings (other than the first) shall occur no less than thirty (30) days after the date of the previous Additional Closing), shall be contingent upon satisfaction of the following conditions:

         (i) The Company shall give the Buyer and the Escrow Agent ten (10) days prior written notice of its intent to sell Series E Shares;

         (ii)     On the date of each Additional Closing:

                  (a) The registration statement required to be filed under the Registration Rights Agreement has been declared effective by the SEC and is as of such date still effective with respect to (i) all Conversion Shares into which the outstanding Preferred Shares, including also the Preferred Shares to be purchased and sold at the Additional Closing at issue, may be convertible, (ii) all Warrant Shares receivable upon exercise of the outstanding Warrants, including also the Warrants to be purchased and sold at the Additional Closing at issue, and (iii) any Dividend Shares to be issued in payment of dividends, such that all such Conversion Shares, Warrant Shares and Dividend Shares may be freely traded on the NASDAQ Small Cap Market by Buyer at any time after receipt thereof.

                  (b) Each of the representations and warranties of the Company contained in this Agreement, the Registration Rights Agreement and the Escrow Agreement (the "Transaction Documents") shall be true and correct in all material respects as if made on the date of such Additional Closing, and the Company shall have performed all of its obligations under the Transaction Documents required to be performed by the Company prior to the date of such Additional Closing.

                  (c) The average daily dollar trading volume (defined as the closing bid price for a given trading day multiplied by the number of shares traded on that day) for the Common Stock for the previous twenty
                           (20) trading days (the "Average Dollar Volume") must equal or exceed $40,000. In addition, the maximum number of Series E Shares sold shall be based upon Average Dollar Volume in accordance with the following chart (where the number on the left is the minimum Average Daily Volume, and the number on the right is the corresponding maximum draw-down available to the Company based upon such Average Daily Volume):

                           $40,000    --    $100,000          $80,000    --     $200,000
                           $50,000    --    $125,000          $90,000    --     $250,000
                           $60,000    --    $150,000          $100,000   --     $300,000
                           $70,000    --    $175,000.

                           For example, if the Average Daily Volume for the twenty (20) trading day period ending on November 30, 1998, is $85,000, and the Company has not sold any Series E Shares in the previous thirty (30) days, then the Company may offer and sell to the Buyer on or after December 10, 1998 (having given ten (10) days prior notice), up to 20,000 Series E Shares based upon the stated Average Daily Volume.

                  (d) The average closing bid price for the Common Stock for the ten (10) trading days prior to the date of such Additional Closing, must equal or exceed $.625 per share (the "Minimum Price Per Share").

                  (e) The number of shares issuable upon conversion of the Series E Shares then being purchased, together with the shares of Common Stock issued prior thereto pursuant to the Transaction Documents and the Articles of Amendment, shall not exceed twenty percent (20%) of the outstanding shares of the Company's Common Stock. This condition shall be waived by the Buyer should the Company obtain any required shareholder or other consent to the issuance of more than twenty percent (20%) of the outstanding shares of the Company's Common Stock prior to such Additional Closing. The Company covenants and agrees that if necessary to effect the transactions contemplated herein and to fulfill its obligation to sell the minimum number of Series E Shares called for herein, the Company will use its best efforts to obtain such shareholder or other consent required.

                  (f) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which restricts or prohibits the consummation of any of the transactions contemplated by the Transaction Documents or the Articles of Amendment.

         If the Company does not sell to the Buyer, within the twenty-four (24) month period specified in this Section 4(l), at least the minimum number of Series E Shares and the corresponding number of Warrants to have been sold pursuant to this Section 4(l), other than as a result of (i) a breach of this Agreement by the Buyer, or (ii) the Company's inability to meet the minimum Average Dollar Volume or the Minimum Price Per Share requirement, or
(iii) the circumstance that the issuance and sale of additional Series E Shares, together with all previously issued Securities would exceed twenty percent (20%) of the outstanding shares of Common Stock, so long as the Company has used its best efforts to obtain shareholder approval for the issuance of greater than said twenty percent (20%), but has not been successful in such efforts prior to the date which is twenty-four (24) months from the date of the First Closing, then unless the Buyer agrees in writing to extend the time in which the Company may sell Series E Shares to the Buyer, the Company shall issue to the Buyer a warrant (a "Penalty Warrant") to purchase a number of shares of Common Stock equal to the minimum number of Series E Shares to have been sold less the number of Series E Shares actually sold to the Buyer. The Penalty Warrant shall be exercisable if at all within three (3) years after issuance at a price per share of Common Stock equal to the closing bid price of the Common Stock on the date of the First Closing. The Penalty Warrant shall contain both demand and "piggyback" registration rights. Thus, for example, if the Buyer purchased 25,000 Series D Shares (fifty percent (50%) of the total number of Series D Shares sold), and if the closing bid price for the Common Stock on the date of the First Closing were US$1.00, and if the Company at the end of the period which is twenty-four (24) months after the date of the First Closing shall have sold the Buyer only 50,000 Series E Shares, then the Company shall issue a Penalty Warrant with an exercise price per share of US$1.00 for 25,000 shares of Common Stock (the minimum number of Series E Shares to have been sold to the Buyer would have been 75,000, or fifty percent (50%) of the total minimum 150,000 Series E Shares to have been sold). Notwithstanding the above, the Company shall not be required to issue a Penalty Warrant if by so doing it would violate the NASD regulation against issuance of greater than twenty percent (20%) of the outstanding shares of Common Stock, so long the Company has used its best efforts to obtain shareholder approval for the issuance of greater than said twenty percent (20%), but has not been successful in such efforts prior to the date which is thirty-six (36) months from the date of the First Closing.

         Conversely, if the Buyer does not purchase all of its pro-rata portion of the Series E Shares offered for sale by the Company (other than for a breach of this Agreement by the Company or failure of the Company to meet the conditions stated in Section 4(l)) when such Series E Shares are so offered for sale in accordance with the terms of this Agreement, then at such time as the Buyer refuses to purchase such Series E Shares being offered for sale, unless waived by the Company, all Warrants previously issued to the Buyer, to the extent not already exercised by the Buyer, shall be null and void.

         m. Restriction on Below Market Issuance of Securities. Until the date which is twenty-four (24) months from the date hereof, the Company shall not issue or agree to issue, other than (i) to the Buyer or other buyers pursuant to the transactions contemplated herein, (ii) pursuant to any employee stock option plan or employee stock purchase plan of the Company in effect on June 30, 1998,
(iii) pursuant to any existing security, option, warrant, scrip, call or commitment or right in each case as disclosed on Schedule 3(c) hereof, (iv) with the consent of the Buyer, not to be unreasonably withheld, delayed or conditioned, or (v) in a transaction with respect to which the Company has provided the Buyer at least sixty (60) days prior written notice, including in such notice all material terms and conditions of such transaction, and the Buyer has been granted the first right of refusal with respect to such transaction but has not elected to participate in such transaction within twenty (20) days following receipt of the notice regarding such transaction, any equity securities of the Company (or any security convertible into or exercisable or exchangeable, directly or indirectly, for equity securities of the Company) or debt securities of the Company if such securities are issued at a price (or provide for a conversion, exercise or exchange price) which may be less than the current market price for the Common Stock on the date of issuance (in the case of Common Stock) or the date of conversion, exercise or exchange (in the case of securities convertible into or exercisable or exchangeable, directly or indirectly, for Common Stock). Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that the Company may reprice certain currently outstanding warrants to purchase in the aggregate 500,000 shares of Common Stock from $5.50 to a price below the fair market value of the Common Stock at the date of such repricing (the "Repricing Event"). The Company agrees not to effect the Repricing Event within sixty (60) days after the First Closing, the Second Closing or any Additional Closing. The Company shall not effect the Repricing Event unless the price of the Common Stock shall be and remain above $3.00 for a period of at least ten (10) consecutive trading days. The Company shall give the Buyer at least sixty (60) days written notice prior to the Repricing Event. Except as provided with respect to the transactions contemplated herein and in subsections (i), (ii), (iii), (iv) or (v) above of this Section 4(m), the Company shall not grant any additional so-called "registration rights."

                  n. Buyer Protection Against Repricing Event. If during the sixty (60) day period following a Repricing Event (a "60 Day Period"), Buyer sells shares of Common Stock received upon conversion of its Series D Shares or Series E Shares at a price which is less than the conversion rate applicable to such shares (a "Loss Event"), then the Company shall pay to the Buyer an amount equal to the difference between (x) the sales price received for each share of Common Stock received upon conversion of Series D Shares or Series E Shares and sold during the 60 Day Period and (y) the applicable conversion rate for each Series D Share and Series E Share so converted. The Company shall pay said amount in cash directly to the Buyer within ten (10) days after written notice from the Buyer that a Loss Event has occurred. Such written notice from the Buyer shall contain reasonable documentation of the Loss Event. The parties acknowledge that the purpose for this Section 4(n) is to ensure that a Repricing Event does not result in economic loss to the Buyer.

         5. LEGEND AND TRANSFER INSTRUCTIONS.

         a. Transfer Agent Instructions. The Company shall instruct its transfer agent to issue certificates, registered in the name of the Buyer or its nominee, for the Conversion Shares, the Warrant Shares and the Dividend Shares (if any) in accordance with the terms of the applicable Articles of Amendment and in such amounts as specified from time to time by the Buyer to the Company, upon conversion of the Preferred Shares and exercise of the Warrants. All such certificates shall bear the restrictive legend specified in Section 2(g) of this Agreement only to the extent required by applicable law and as specified in the Transaction Documents. The Company warrants that no instruction other than such instructions referred to in this Section 5, and stop transfer instructions to give effect to Section 2(f) hereof in the case of the Conversion Shares and the Dividend Shares (if any) prior to the registration of same under the 1933 Act, will be given by the Company to its transfer agent and that the Conversion Shares, the Warrant Shares and the Dividend Shares (if any) shall otherwise be freely transferable on the books and records of the Company as and to the extent permitted by applicable law and provided by this Agreement and the Registration Rights Agreement. Nothing in this Section shall affect in any way the Buyer's obligations and agreement to comply with all applicable securities laws upon resale of the Preferred Shares, the Warrants, the Conversion Shares, the Warrant Shares and/or the Dividend Shares (if any). If the Buyer provides the Company with an opinion of legal counsel that is reasonably satisfactory in form, substance and scope to the Company, that registration of the Preferred Shares, the Conversion Shares, the Warrant Shares and/or the Dividend Shares (if any) is not required under the 1933 Act, then the Company shall permit the said transfer, and if applicable promptly (and in all events within two (2) trading days after receipt by the Company of each of the original documents and things to be delivered by the Buyer to effect a conversion of the applicable Preferred Shares) instruct its transfer agent to issue one or more certificates in such name and in such denominations as specified by the Buyer and, with respect to the denomination, as reasonably agreed to by the Company.

         b. Removal of Legends. The Legend shall be removed and the Company shall issue a certificate without such Legend to the holder of any Security upon which it is stamped, and a certificate for a security shall be originally issued without the Legend, if, unless otherwise required by state securities laws, (x) the sale of such Security is registered under the 1933 Act, or (y) such holder provides the Company with an opinion by counsel, that is in form, substance and scope reasonably satisfactory to the Company, to the effect that a public sale or transfer of such Security may be made without registration under the 1933 Act. The Buyer agrees that its sale of all Securities, including those represented by a certificate(s) from which the Legend has been removed, or which were originally issued without the Legend, shall be made only pursuant to an effective registration statement (and to deliver a prospectus in connection with such sale) or in compliance with an exemption from the registration requirements of the 1933 Act. In the event the Legend is removed from any Security or any Security is issued without the Legend and thereafter the effectiveness of a registration statement covering the sales of such Security is suspended or the Company determines that a supplement or amendment thereto is required by applicable securities laws, then upon reasonable advance notice to the holder of such Security, the Company shall be entitled to require that the Legend be placed upon any such Security which cannot then be sold pursuant to an effective registration statement or Rule 144 or with respect to which the opinion referred to in clause (y) next above has not been rendered, which Legend shall be removed when such Security may be sold pursuant to an effective registration statement or Rule 144 (or such holder provides the opinion with respect thereto described in clause (y) next above).

         c. Conversion of Preferred Shares. The Buyer shall have the right to convert the Preferred Shares sold hereunder by delivering via facsimile an executed and completed Notice of Conversion (as defined in the Articles of Amendment) to the Company and delivering within two (2) business days thereafter the original Notice of Conversion and the certificate representing the Preferred Shares being converted by express courier to the Company. Each date on which a Notice of Conversion is telecopied to the Company in accordance with the provisions hereof shall be deemed a "Conversion Date." The Company will transmit a certificate or certificates (collectively the "Certificate") representing the shares of Common Stock issuable upon conversion of any Preferred Shares converted pursuant to such Notice of Conversion (along with a replacement certificate representing the number of Preferred Shares not so converted) to the Buyer via express courier, within five (5) business days after the relevant Conversion Date (the fifth business day after the relevant Conversion Date shall be referred to hereinafter as the "Deadline"). With the mutual agreement of the Company and the Buyer, the Company or a third party may (until and unless the Buyer in a particular instance requests otherwise) hold the Preferred Shares in trust, such that, to effect a conversion of the Preferred Shares, the Buyer shall deliver to the Company via courier only the original Notice of Conversion as described in this Section and the Company and the Buyer shall keep a record of the number of Preferred Shares so converted. If either the Company or a third party holds the certificates representing the Preferred Shares in trust as described in the preceding sentence, the Company will deliver the Certificates directly to the Buyer via express courier on or before the Deadline.

         d. Injunctive Relief for Breach. The Company acknowledges that the remedy at law for a breach of its obligations under Sections 5(a), 5(b) and 5(c) above will cause irreparable harm to the Buyer by vitiating the intent and purpose of the transactions contemplated hereby. Accordingly the Company agrees that the remedy at law for a breach of its obligations under such Sections would be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of such Sections, the Buyer shall be entitled, in addition to all other remedies at law or in equity (including without limitation those remedies specified in Section 5(e) below), to an injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

         e. Liquidated Damages for Non-Delivery of Certificates. In addition to the provisions of Section 5(d) above, the Company understands and agrees that a delay in the issuance of the Certificates beyond the Deadline could result in economic loss and other damages to the Buyer. As compensation to the Buyer for such loss, the Company agrees to pay liquidated damages (and which the Company acknowledges is not a penalty) to the Buyer for issuance and delivery of the Certificates after the Deadline, in accordance with the following schedule (where "No. Business Days Late" is defined as the number of business days beyond ten (10) business days from the date of delivery by the Buyer to the Company of all necessary documentation duly executed and in proper form required for conversion of Preferred Shares as described in this Agreement and in the Articles of Amendment, including the original Notice of Conversion and the original certificate representing the Preferred Shares to be converted, all in accordance with this Agreement):

         No. Business Days Late                      Liquidated Damages
         ----------------------                      ------------------
                                                          (in US$)
                  1                                        $200
                  2                                        $300
                  3                                        $400

                  4                                        $500
                  5                                        $600
                  6                                        $700
                  7                                        $800
                  8                                        $900
                  9                                        $1,000
                  10                                       $1,100
                  11+                                      $1,100 + $250 for
                                                           each Business Day Late
                                                           beyond 11 days

         The Company shall pay the Buyer any liquidated damages incurred as called for under this Section 5(e) by certified or cashier's check upon the earlier of (i) issuance of the Certificates to the Buyer or (ii) each monthly anniversary of the receipt by the Company of the Buyer's Notice of Conversion.

         6. CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL.

         The obligation of the Company hereunder to sell Preferred Shares at the applicable Closing is subject to the satisfaction, on or before the date of the applicable Closing as described herein, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion:

         a. The Series D Articles and the Series E Articles shall have been duly authorized and filed with the Secretary of State of the state of Delaware; the parties shall have executed this Agreement, the Registration Rights Agreement and the Escrow Agreement, and the parties shall have delivered the respective documents or signature pages thereof (via facsimile or otherwise as permitted in the Escrow Agreement) to the Escrow Agent.

         b. The Buyer shall have delivered to the Escrow Agent on behalf of the Company the Purchase Price in full for the Series D Shares purchased at the First Closing, or the Purchase Price in full for the Series E Shares being purchased at each Additional Closing, as applicable, by wire transfer of immediately available funds pursuant to the wiring instructions provided by the Escrow Agent.

         c. The representations and warranties of the Buyer shall be true and correct in all material respects as of the date made and as of the date of the applicable Closing as though made at that time (except for representations and warranties that speak as of a specific date), and the Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Buyer at or prior to the date of the applicable Closing.

         d. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction or any self regulatory organization having authority over the matters contemplated hereby which restricts or prohibits the consummation of any of the transactions contemplated herein.

         7. CONDITIONS TO THE BUYER'S OBLIGATION TO PURCHASE.

         The obligation of the Buyer to purchase Preferred Shares is subject to the satisfaction, on or before the date of the applicable Closing, of each of the following conditions, provided that these conditions are for the sole benefit of the Buyer and may be waived by the Buyer at any time in its sole discretion:

         a. The Series D Articles and the Series E Articles shall have been duly authorized and filed with the Secretary of State of the state of Delaware; the parties shall have executed this Agreement, the Registration Rights Agreement and the Escrow Agreement, and the parties shall have delivered the respective documents or signature pages thereof (via facsimile or otherwise as permitted in the Escrow Agreement), to the Escrow Agent on behalf of each other.

         b. The representations and warranties of the Company shall be true and correct in all material respects as of the date made and as of the date of the applicable Closing as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the date of the applicable Closing. The Buyer may require a certificate, executed by the Chief Executive Officer of the Company, dated as of the date of such Closing, to the foregoing effect and as to such other matters as may be reasonably requested by the Buyer.

         c. With respect to each Closing called for herein, the Company shall have issued and have duly executed by the authorized officers of the Company, and delivered to the Escrow Agent on behalf of the Buyer, the original Preferred Shares being sold at such Closing.

         d. The Common Stock shall be authorized for quotation on the NASDAQ Small Cap Market and trading in the Common Stock on such market shall not then be suspended by the SEC or other relevant regulatory agency.

         e. The Company shall not have received, as of the date of the applicable Closing, from the National Association of Securities Dealers or any other relevant regulatory agency, any written or oral communication that the Common Stock is not eligible to continue trading on the NASDAQ Small Cap Market.

         f. With respect to each Additional Closing, the conditions for closing listed in Section 4(1) above shall have been met by the Company, including without limitation the condition that the Common Stock into which the Series E Preferred then being sold is convertible, the Warrant Shares receivable upon exercise of the Warrants then being sold, and the Common Stock representing any Dividend Shares to be issued in payment of dividends (if any), have all been registered with the SEC pursuant to the registration statement required under the Registration Rights Agreement, and such registration statement is effective as of the date of such Additional Closing.

         g. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction or any self regulatory organization having authority over the matters contemplated hereby which restricts or prohibits the consummation of any of the transactions contemplated herein.

         h. The Escrow Agent shall have received on behalf of the Buyer the opinion of Company counsel, dated as of the date of the First Closing, in the form attached hereto as Exhibit F; provided, however, the condition to closing set forth in this Section 7(h) is only applicable to the First Closing.

         8. GOVERNING LAW; MISCELLANEOUS.

         a. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without regard to the principles of conflict of laws. In the event of any litigation regarding the interpretation or application of this Agreement, the parties irrevocably consent to jurisdiction in any of the state or federal courts located in the State of Delaware and waive their respective rights to object to venue in any such court, regardless of the convenience or inconvenience thereof to any party. Service of process in any civil action relating to or arising out of this Agreement (including also all Exhibits or Addenda hereto) or the transaction(s) contemplated herein may be accomplished in any manner provided by law. The parties hereto agree that a final, non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

         b. Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and signature pages from such counterparts have been delivered to the Escrow Agent on behalf of the other party. In the event any signature page is delivered by facsimile transmission (which the parties agree is an acceptable form of delivery), the party using such means of delivery shall cause three (3) additional originally executed signature pages to be physically delivered to the Escrow Agent within two (2) business days after the execution and delivery hereof.

         c. Headings; Gender, Etc. The headings of this Agreement are for convenience of reference and shall not form a part of, or affect the interpretation of this Agreement. As used herein, the masculine shall refer to the feminine and neuter, the feminine to the masculine and neuter, and the neuter to the masculine and feminine, as the context may require. As used herein, unless the context clearly requires otherwise, the words "herein," "hereunder" and "hereby," shall refer to this entire Agreement and not only to the Section or paragraph in which such word appears. If any date specified herein falls upon a Saturday, Sunday or public or legal holidays, the date shall be construed to mean the next business day following such Saturday, Sunday or public or legal holiday. For purposes of this Agreement, a "business day" is any day other than a Saturday, Sunday or public or legal holiday.

         d. Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

         e. Entire Agreement; Amendments. This Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

         f. Notices. Any notices required or permitted to be given under the terms of this Agreement shall be sent by U. S. Mail or delivered personally or by express courier service (i.e., Federal Express) or via facsimile (if via facsimile, to be followed within three (3) business days by an original of the notice document via U.S. Mail or courier) and shall be effective five (5) days after being placed in the mail, if mailed, certified or registered, return receipt requested, or upon receipt, if delivered personally or by courier or by facsimile, in each case properly addressed to the party to receive the same. The addresses for such communications shall be:

If to the Company:       The Producers Entertainment Group Ltd.
                         5757 Wilshire Blvd, PH1
                         Los Angeles, California 90036
                         Telephone: (213) 634.8634
                         Facsimile: (213) 634.8635
                         Attention: Mr. Irwin Meyer,  Chairman & CEO

If to the Buyer, at the address on the signature page of this Agreement. Each party shall provide written notice to the other party of any change in address.

         g. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Neither the Company nor the Buyer shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other (which consent shall not be unreasonably withheld, delayed or conditioned), and in any event any assignee of the Buyer shall be an accredited investor (as defined in Regulation D), in the written opinion of counsel which is reasonably satisfactory to Seller and in form, substance and scope reasonably satisfactory to the Seller. Notwithstanding the foregoing, if applicable, any of the entities constituting the Buyer (if greater than one (1) entity) may assign its rights hereunder to any of its "affiliates," as that term is defined under the 1934 Act, without the consent of the Company; provided, however, that any such assignment shall not release such assigning entity from its obligations hereunder unless such obligations are assumed by such affiliate and the Company has prior to such assignment and assumption consented in writing to the same; and no such assignment shall be made unless it is made in accordance with any applicable securities laws of any applicable jurisdiction. Any request for an assignment made hereunder by the Buyer shall be accompanied by an opinion of counsel reasonably satisfactory to the Company, that is in form, substance and scope reasonably satisfactory to the Company, that such assignment is proper under applicable law.

         h. No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

         i. Survival. Unless this Agreement is terminated under Section 8(1), the representations and warranties of the Company and the Buyer contained in Sections 2 and 3 and the agreements and covenants set forth in Sections 4, 5 and 8 shall survive the final Closing of the purchase and sale of Securities purchased and sold hereby for a period of twelve (12) months after such final Closing.

         j. Publicity. The Company and the Buyer shall have the right to review before issuance by the other, any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without prior consultation with or approval of the Buyer, to make any press release or other public disclosure with respect to such transactions as is required by applicable law and regulations and the rules and regulations of the NASD.

         k. Further Assurance. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

         l. Termination. In the event that the First Closing shall not have occurred on or before ten (10) business days from the date hereof, this Agreement shall terminate at the close of business on such date. Neither party may unilaterally terminate this Agreement after the First Closing for any reason other than a material breach of this Agreement by the non-terminating party. Such termination shall not be the sole remedy for a breach of this Agreement by the non-terminating party, and each party shall retain all of its rights hereunder at law or in equity. Notwithstanding anything herein to the contrary, a party whose breach of a covenant or representation and warranty or failure to satisfy a condition prevented the First Closing or an Additional Closing shall not be entitled to terminate this Agreement.

         m. Remedies. No provision of this Agreement providing for any specific remedy to a party shall be construed to limit such party to the specific remedy described, and any other remedy that would otherwise be available to such party at law or in equity shall be so available. Nothing in this Agreement shall limit any rights a party may have with any applicable federal or state securities laws with respect to the transactions contemplated hereby.

         IN WITNESS WHEREOF, the Buyer and the Company have caused this Securities Purchase Agreement to be duly executed as of the date first written above.





                            [SIGNATURE PAGE FOLLOWS]








Exhibits to Securities Purchase Agreement


Exhibit A         Series D Articles
Exhibit B         Series E Articles
Exhibit C         Registration Rights Agreement
Exhibit D         Escrow Agreement
Exhibit E         Series F Articles
Exhibit F         Opinion of Counsel for The Producers Entertainment Group Ltd.

             [SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT DATED
                                 JULY 31, 1998]




                  COMPANY:


                                       THE PRODUCERS ENTERTAINMENT GROUP LTD.

                                       By: /S/  ARTHUR BERNSTEIN
                                           -------------------------------------



Attest:  /S/  M. COLLIER MARIANO, JR.
        -----------------------------
              Secretary



                  BUYER:

                                       THE AUGUSTINE FUND, L.P.

                                    By:  Augustine Capital Management, Inc.,
                                         its General Partner

                                    By: /S/  THOMAS DUSZYNSKI
                                        ----------------------------------------
                                        (Print Name and Title)



                  BUYER'S ADDRESS:        The Augustine Fund, L.P.
                                          C/o Augustine Capital Management, Inc.
                                          141 West Jackson Blvd., Suite 2182
                                          Chicago, Illinois 60604
                                          Telecopier Number: 312.427.5396
                                          Attn: Mr. Tom Duszynski

                            Schedule 3(c) (Two Pages)



                  Outstanding Options to Purchase Common Stock:

GRANTEE                                 NUMBER OF SHARES                       EXERCISE PRICE
-------                                 ----------------                       --------------
Keith Johnson                           10,000                                 $2.25
Christina Krauss                        10,000                                 $2.25
Lena Saben                              10,000                                 $2.25
Lisa Parasyn                            7,333                                  $2.25
Rhonda Bloom                            2,916                                  $2.25
Michael Collyer                         8,333                                  $2.25
Gilbert Spiegel                         8,333                                  $2.25
Michael Iscove                          25,000                                 $2.25
Kay, Col. & Boose                       16,666                                 $2.25
Michael Levy                            6,250                                  $3.25
Ben Lichtenberg                         12,500                                 $3.75
Michael Dempsey                         12,500                                 $3.75
Arthur Bernstein                        83,333                                 $2.25
Mountaingate Prods.                     166,666                                $2.25
Sagax Dev. Corp.                        3,333                                  $6.00


                 Outstanding Warrants to Purchase Common Stock:

NAME                            NUMBER OF SHARES           EXERCISE PRICE
---------                       ----------------           --------------
Various Holders                     500,000                   $5.50

                 Promissory Notes Convertible Into Common Stock:

                                      None.

                 Commitments to Sell and Register Common Stock:

         Registration of all the Registrable Securities under the Securities Act of 1933, as amended, requires the filing of a registration statement with the Securities and Exchange Commission and a declaration of effectiveness of the registration statement by the Securities and Exchange Commission.


         Registration of 6,666,666 shares of Common Stock (the "Jacobson/Grosso Shares") issued to Lawrence S. Jacobson and Salvatore Grosso (the "Holders") pursuant to merger agreements dated

September 15, 1997. Pursuant to the terms of the Registration Rights Agreement dated between the Company and the Holders, the Company is obligated to include the Jacobson/Grosso Shares in any registration statement filed by the Company after June 30, 1998, other than a registration statement for a contemplated or pending merger or acquisition of Form S-4, employee equity securities plans on Form S-8 or other limited purpose form or any SEC successor forms thereto pertaining to the same subject matter). Also, at any time following June 30, 1998, Messrs. Jacobson and/or Grosso may demand registration of their respective Jacobson/Grosso Shares.

         Pursuant to the terms of the Registration Rights Agreement dated July 15, 1998 between the Company and the Tom Daniels and Craig Sussman, the Company is obligated to include the up to an aggregate of 2,688,794 shares of common stock (the "Daniels/Sussman Shares") issued or potentially to be issued by the Company to Messrs. Daniels and Sussman pursuant to the Merger Agreement dated July 15, 1998 between the Company and Messrs. Daniels and Sussman in any registration statement filed by the Company (other than a registration statement relating solely to the sale of securities to participants in a Company stock plan, a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, a registration in connection with a bona fide business acquisition of or by the Company, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered). The Company is required to register the Daniels/Sussman Shares in the event that a court of competent jurisdiction determines that one or both of them was terminated without cause in violation of their respective employment agreement with the Company.

                                  Schedule 3(h)




The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1998 was filed on February 19, 1998 and was due to be filed on February 16, 1998.